Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

June 30, 2010

Dear Shareholders, Customer and Employees,

As anticipated, 2010 has continued to be a difficult economic environment.  Accordingly, we have determined it necessary to increase our quarterly provision for loan losses.  During the six month period ended June 30, 2010, a $2.6 million provision was added to the Bank’s allowance for losses compared to $1.8 million for the comparable period of 2009.  Despite this increase in the provision for loan losses, the Company still reported net income of $1.3 million or $0.39 per share for the six month period, compared to $2.8 million or $0.80 per share for the same period of 2009.

On a positive note, the Company was able to increase net interest income when compared to the first six months of 2009.  This resulted from an increase in the Company’s net interest margin for the first six months of 2010 to 3.81%, as compared to 3.72% for the same period in 2009.  Total deposits for the institution have increased $29.8 million since the end of 2009, which is partially attributable to the Findlay branch acquisition that was completed at the end of March.  Shareholders' equity has also increased largely due to unrealized gains on available-for-sale marketable securities.

As we go through these difficult economic times, we will continue to work to protect and increase shareholder value.  You can be assured that your management will continue to put forth its best efforts for the benefit of your organization.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Six months ended June 30, 2010	Six months ended June 30, 2009
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 15,501	$ 16,742
Interest expense	4,873	6,561
Net interest income	10,628	10,181
Provision for loan losses	2,600	1,775
Net interest income after provision for loan losses	8,028	8,406
Non-interest income	1,171	2,570
Non-interest expenses	7,856	7,448
Income before income taxes	1,343	3,528
Provision for income taxes	13	761
Net income	$ 1,330	$2,767

Average common shares outstanding	3,444,532	3,442,600

PER COMMON SHARE
Net income	$0.39	$0.80
Cash dividends	$0.30	$0.30
Book value	$16.08	$15.52
Closing price	$9.85	$11.69

FINANCIAL RATIOS
Return on average assets	0.43%	0.90%
Return on average equity	4.84%	10.58%
Net interest margin	3.81%	3.72%
Efficiency ratio	63.81%	56.17%
Loans to deposits	79.33%	91.81%
Allowance for loan losses to loans	1.52%	0.90%
Cash dividends to net income	77.67%	37.33%

PERIOD END BALANCES
	As of June 30, 2010	As of Dec. 31, 2009
Assets	$633,635	$616,405
Loans	$396,214	$407,815
Deposits	$499,461	$469,668
Shareholders' equity	$55,399	$54,279

Common shares outstanding	3,444,549	3,443,766

DIRECTORS/OFFICERS

UNITED BANCSHARES, INC.

Robert L. Benroth

David P. Roach

H. Edward Rigel

R. Steven Unverferth

James N. Reynolds - Chairman

Robert L. Dillhoff - Vice-Chairman

Daniel W. Schutt - President/CEO

Brian D. Young - CFO/Executive V.P./Treasurer

Heather M. Oatman - Secretary

DIRECTORS

THE UNION BANK CO.

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt - Chairman/CEO

Brian D. Young - President/CFO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, Ohio 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211